EXHIBIT 99B.1

<BTB>

PRO FORMA COMBINED STATEMENTS OF OPERATIONS    U S WEST MEDIA GROUP
(UNAUDITED)

                                          Quarter Ended
                                             March 31,
                                                    1996     Percent
Dollars in millions                      1997    Pro forma   Change
-----------------------------------  ---------- ---------- ---------
SALES AND OTHER REVENUES
 Cable and telecommunications              $555       $519       6.9
 Directory and information services         309        288       7.3
 Wireless communications                    335        264      26.9
 Other                                        8          4        -
                                     ---------- ----------
Total sales and other revenues            1,207      1,075      12.3
                                     ---------- ----------
OPERATING EXPENSES
 Costs of sales and other revenues          406        367      10.6
 Selling, general and
  administrative expenses                   320        316       1.3
 Depreciation and amortization              303        280       8.2
                                     ---------- ----------
Total operating expenses                  1,029        963       6.9
                                     ---------- ----------
Income from operations                      178        112      58.9

Interest expense                            175        170       2.9
Equity losses in unconsolidated
 ventures                                   165         75        -
Gain on sale of investment                   51          -        -
Guaranteed minority interest expense         22         12      83.3
Other expense - net                           4         11     (63.6)
                                     ---------- ----------
Loss before income taxes                   (137)      (156)    (12.2)
Income tax benefit                           28         45     (37.8)
                                     ---------- ----------
NET LOSS                                   (109)      (111)     (1.8)
Dividends on preferred stock                 13         12       8.3
                                     ---------- ----------
LOSS AVAILABLE FOR
 COMMON STOCK                             ($122)     ($123)     (0.8)
                                     ========== ==========

<BTB>

PRO FORMA COMBINED STATEMENTS OF OPERATIONS    U S WEST MEDIA GROUP
(UNAUDITED)
                                           Quarter Ended
                                             March 31,
In millions (except                                 1996     Percent
per share amounts)                       1997    Pro forma   Change
-----------------------------------  ---------- ----------  --------

Average common shares
 outstanding                              606.5      623.6      (2.7)
                                     ========== ==========

Loss per common share                    ($0.20)    ($0.20)       -
                                     ========== ==========




Pro forma amounts reflect the Continental Cablevision, Inc.
(Continental) merger, Continental's acquisition of the remaining interest in Meredith/New Heritage Strategic Partners, L.P. and the reclassification of the Teleport Communications Group, Inc.
investment to equity method as if each transaction occurred as of January 1, 1996. Also includes Continental's results for cable-telephony ventures in Singapore and Argentina.

The average common shares outstanding for the quarter ended
March 31, 1996, includes 150.6 million shares related to the Continental merger as if it had occurred as of January 1, 1996.